UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2024

HEALTHIER CHOICES MANAGEMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36469	84-1070932
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3800 N. 28th Way, #1

Hollywood, Florida 33020

(Address of Principal Executive Office) (Zip Code)

(888) 766-5351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase – GreenAcres Markets

Healthier Choices Management Corp. (“HCMC”), through its wholly owned subsidiary, Healthy Choice Markets VI, LLC (the “HCM VI”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), effective as of July 17, 2024, with (1) GreenAcres Markets of Oklahoma, LLC and GACorp, Inc. (collectively, the “Sellers” or “GreenAcres Markets”); (2) certain Equityholders of the Sellers (collectively, the “Equityholders”) and (3) Shannon Hoffmann, as the Sellers Representative. Pursuant to the Purchase Agreement, the Company acquired certain assets and assumed certain liabilities of an organic and natural health food and vitamin chain with five store locations in Oklahoma and Kansas (the “Stores”). The total purchase price under the Purchase Agreement is approximately $7.1 million, which includes an estimated $2,200,000 to be paid for inventory. The total amount to be paid for inventory is subject to a final inventory count. Approximately 25% of the total purchase price will be paid pursuant to a secured promissory note issued by HCM VI (as described below). The disclosures set forth in Item 2.03 are incorporated into this Item 1.01 by reference.

The Purchase Agreement contains customary representations, warranties, and covenants of the Sellers, the Equityholders and the Company. The Purchase Agreement also includes restrictive covenants from the Sellers for the benefit of the Company. The transaction closed on July 18, 2024.

There is no material relationship between the Company, on the one hand, and Sellers, on the other hand, other than in respect of the Purchase Agreement.

A copy of the Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of such Purchase Agreement.

Loan and Security Agreement

On July 18, 2024 (the “Loan Effective Date”), the Company entered into a loan and security agreement (the “Loan Agreement”) with a private lender for a $7,500,000 loan (the “Acquisition Loan”). A portion of the Acquisition Loan proceed were used to acquire substantially all of the assets of GreenAcres Markets. The loan is guaranteed by all of the subsidiaries of the Company (the “Guarantors”) and secured by substantially all of the assets of the Company and the Guarantors. The Acquisition Loan has a term of three years and interest accrues at a rate of 12% on amounts borrowed. The Acquisition Loan may be prepaid at any time at a premium in the amount of ten percent (10%) of the principal amount of the Acquisition Loan outstanding prior to such prepayment. Payments on the Acquisition Loan are required to be made as follows: $1,125,000 on first anniversary of the Loan Effective Date, $1,875,000 on the second anniversary of the Loan Effective Date, and the remaining outstanding principal balance of principal and accrued interest on the third anniversary of the Loan Effective Date.

A copy of the Loan Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Loan Agreement is qualified in its entirety by reference to the full text of such Loan Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 18, 2024, HCM VI, completed its acquisition of the assets of the Sellers pursuant to the terms of the Purchase Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 18, 2024, HCM VI issued a secured promissory note (the “Note”) in the principal sum of $1,225,000 in favor of GreenAcres Markets of Oklahoma, LLC, pursuant to the terms of the Purchase Agreement. The note matures in five years and has an interest rate of six percent per annum. HCMC may prepay the note in full at any time. HCMC expects the principal amount of the Note to be increased by approximately an additional $0.5 million in connection with the final determination of inventory value.

The information set forth under Item 1.01 above with respect to the Acquisition Loan is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On July 24, 2024, the Company issued a press release in connection with the closing of the transactions contemplated by the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated July 18, 2024, by and among Healthy Choice Markets VI, LLC, the Sellers, the Equityholders and Shannon Hoffmann, as the Seller Representative (the exhibits and schedules to Exhibit 2.1 have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of all omitted exhibits and schedules).

10.1	Promissory Note, dated July 24, 2024 issued by Healthy Choice Markets VI, LLC to GreenAcres Markets of Oklahoma, LLC.

10.2	Loan and Security Agreement, dated as of July 18, 2024, by and among Healthy Choice Wellness Corp., a Delaware corporation, the guarantors named therein and Hal Mintz (the “Agent”) (the exhibits and schedules to Exhibit 10.1 have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of all omitted exhibits and schedules).

99.1	Press release of HCMC issued on July 24, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHIER CHOICES MANAGEMENT CORP.

Date: July 24, 2024	By:	/s/ Jeffrey E. Holman
Jeffrey E. Holman
Chief Executive Officer